A.P. PHARMA APPOINTS RONALD J. PRENTKI AS PRESIDENT, CHIEF EXECUTIVE OFFICER AND MEMBER OF ITS BOARD OF DIRECTORS

REDWOOD CITY, Calif. (July 7, 2008) – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, has appointed Ronald J. Prentki as President, Chief Executive Officer and a member of the company’s board of directors, effective July 7, 2008.  Mr. Prentki succeeds Gregory Turnbull, who will remain a company director, a member of the board’s executive committee and, until a permanent successor is recruited, interim chief financial officer.

“I am delighted to welcome Ron Prentki as our new CEO. Ron brings a wealth of experience in business development, commercialization and general management to A.P. Pharma,” stated Dr. Paul Goddard, the company’s chairman.  “We believe that Ron will provide the strong leadership we need as we further develop a  pipeline of products based upon our bioerodible drug delivery system and in particular, our lead product APF530, for the prevention of nausea and vomiting in chemotherapy patients.”

Having spent thirty years in the pharmaceutical and biotech industries, Ron Prentki joins A.P. Pharma from Easton Healthcare Ventures, LLC, a business development and consulting company he founded in 2005.  Previously, he served for seven years as president and on the board of directors at Progenics Pharmaceuticals, Inc., a biopharmaceutical company focusing on the development of products for HIV, cancer and supportive care.  While at Progenics, he played a major role in the acquisition and development of the company’s lead supportive care product RELISTOR™ (methylnaltrexone), which recently received FDA approval for the treatment of opioid-induced constipation in patients with advanced illness.

Prior to joining Progenics, Mr. Prentki acquired significant pharmaceutical industry experience while serving as vice president of business development and strategic planning for the U.S. division of Hoffman-La Roche; vice president of business development for Sanofi Pharma & Sterling Drug; director of cardiovascular products and manager of anticancer products for Bristol-Myers Squibb; and in various management positions at Miles Laboratories.  He earned his MBA at the University of Detroit, and holds an undergraduate degree in Microbiology and Public Health from Michigan State University.

 “I am honored and excited to be joining A.P. Pharma at this important time in the company’s history,” stated Mr. Prentki.  “I look forward to continuing the leadership that Greg Turnbull has brought to the company and to working closely with the board and the entire team at A.P. Pharma to advance the company’s lead program, APF530, through development and registration toward commercialization. The company’s proprietary Biochronomer technology has the potential for broad application, and I believe the opportunity exists to create a pipeline of products which will generate additional long-term value for shareholders.”

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer. Initial target areas of application for the company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the company's web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with expected management contributions by Mr. Prentki, timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Investor Relations Contacts:	Company Contacts:
Lippert/Heilshorn & Associates	Gregory Turnbull
Don Markley (dmarkley@lhai.com)	Chief Financial Officer
(310) 691-7100	(650) 366-2626